November 1, 2018

FOR ADDITIONAL INFORMATION

Media	Investors
Ken Stammen	Randy Hulen	Sara Macioch
Corporate Media Relations	Vice President, Investor Relations	Manager, Investor Relations
(614) 460-5544	(219) 647-5688	(614) 460-4789
kstammen@nisource.com	rghulen@nisource.com	smacioch@nisource.com

NiSource Reports Third Quarter 2018 Earnings

•	Gas service restoration continues in Greater Lawrence, Mass.

•	Measures are being taken to enhance safety of all low-pressure gas distribution systems

•	2018 non-GAAP net operating earnings guidance reaffirmed

•	Long-term forecasts for capital investments, annual earnings and dividend growth of 5 to 7 percent reaffirmed

MERRILLVILLE, Ind. - NiSource Inc. (NYSE: NI) today announced, on a GAAP basis, a net loss available to common shareholders for the three months ended September 30, 2018, of $345.1 million, or $0.95 per share, compared to net income available to common shareholders of $14.0 million, or $0.04 per share, for the same period of 2017. For the nine months ended September 30, 2018, NiSource's net loss available to common shareholders was $45.8 million, or $0.13 per share, compared to net income available to common shareholders of $180.9 million, or $0.55 per share, for the same period of 2017.
NiSource also reported net operating earnings available to common shareholders (non-GAAP) of $35.3 million, or $0.10 per share, for the three months ended September 30, 2018, compared to $23.3 million, or $0.07 per share, for the same period of 2017. For the nine months ended September 30, 2018, NiSource's net operating earnings available to common shareholders (non-GAAP) were $321.4 million, or $0.91 per share, compared to $287.2 million, or $0.88 per share, for the same period of 2017.
NiSource's third quarter GAAP results include $461.9 million in expenses related to third party claims and other expenses associated with the September 13, 2018, incident on its gas distribution system in the Greater Lawrence, Mass., area. These expenses are expected to be substantially recovered through insurance; however, no recovery amounts have been recorded as of September 30, 2018. Schedule 1 of this press release contains a complete reconciliation of GAAP measures to non-GAAP measures. Schedule 2 of this press release provides total current estimates of costs and expenses related to the Greater Lawrence Incident.
“We are deeply humbled by what happened in Massachusetts, and realize that much work lies ahead of us to finish the service restoration in the Lawrence area, and to regain the trust of our customers and communities, " said NiSource President and CEO Joe Hamrock. "We continue to marshal the needed resources and adjust our approach to best accommodate and meet our customers' needs."

NiSource and its contractors have completed 100 percent of the 45-mile accelerated distribution system replacement necessary to make homes and businesses 'Gas Ready'. Work continues to make impacted homes and businesses 'House Ready' so that gas service can be restored.

"Safety and the care of our customers is the foundation of our business. Although the reviews of what occurred are not complete, NiSource is taking steps across our seven-state footprint to enhance the safety of low-pressure systems,” Hamrock said. “These enhancements will benefit all customers and communities we serve across all seven states."

Consistent with the company's long-term execution of its gas infrastructure modernization programs, NiSource has replaced nearly 400 miles of pipelines and approximately 40,000 customer service lines to date in 2018 across its seven state gas distribution system. Since the inception of these programs more than a decade ago, NiSource has now replaced more than 3,400 miles of priority pipe, providing modern systems with enhanced safety features for customers.

2018 Net Operating Earnings Guidance, Long-term Growth, Capital Forecasts Reaffirmed

NiSource remains on track to invest $1.7 to $1.8 billion in its utility infrastructure capital programs and deliver non-GAAP net operating earnings of $1.26 to $1.32 per share in 2018. The capital investment includes approximately $135 to $165 million related to the Massachusetts restoration project and many safety-enhancing investments across all our gas distribution businesses. The company expects to make capital investments of $1.6 to $1.8 billion and grow its net operating earnings per share (non-GAAP) and dividend by 5 to 7 percent each year through 2020.

NiSource also remains committed to maintaining investment-grade credit ratings. The company has investment-grade ratings with Fitch Ratings (BBB), Moody's (Baa2) and Standard & Poor's (BBB+). As of September 30, 2018, NiSource had approximately $1.1 billion in net available liquidity, consisting of cash and available capacity under its credit facility and accounts receivable securitizations.

NiSource reminds investors that it does not provide a GAAP equivalent of its earnings guidance due to the impact of unpredictable factors such as fluctuations in weather, asset sales and impairments, and other items included in GAAP results.

Third Quarter 2018 and Recent Business Highlights

"We remain keenly focused on helping our customers in the impacted areas of Massachusetts and restoring their service safely and as quickly as possible," Hamrock said. "At the same time, I am incredibly proud of the work our teams have done to enhance safety system-wide for our customers and communities and to advance our long-term electric generation strategy in Indiana."

Gas Distribution Operations

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On October 1, 2018, in the first step of a three-step implementation, new rates went into effect at Northern Indiana Public Service Company (NIPSCO) following Indiana Utility Regulatory Commission (IURC) approval of a settlement in the company's gas base rate case. The settlement supports continued investment in system upgrades, technology improvements and other measures to increase pipeline safety and system reliability and will ultimately result in an expected annual revenue increase of $107.3 million, inclusive of various tracker programs and reflecting the impact of federal tax reform.

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Also in Indiana, NIPSCO continues to execute on its long-term gas infrastructure modernization program with plans for investments through 2020. The latest Transmission, Distribution and Storage System Improvement Charge (TDSIC) tracker update request, covering approximately $73 million of investments made in the first half of 2018, is pending before the IURC, with an order expected in the fourth quarter of 2018. The company's application for a new seven-year TDSIC program was dismissed without prejudice by the IURC due to pending legal matters, and the company is reviewing options to refile its application at a later date.

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Columbia Gas of Pennsylvania filed a settlement agreement in its base rate case on August 31, 2018. The settlement supports upgrades and replacement of the company’s natural gas distribution pipelines and reflects the impact of federal tax reform. If approved as filed, the settlement is expected to increase annual revenues by $26 million. A Pennsylvania Public Utility Commission decision is expected in the fourth quarter of 2018, with new rates in effect in December 2018.

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On October 25, 2018, Columbia Gas of Ohio filed a settlement in its Capital Expenditure Program (CEP) rider application pending before the Public Utilities Commission of Ohio. If approved as filed, the initial $74.5 million CEP rider would allow the company to begin recovering capital investments and related deferred expenses made between 2011 and 2017 that are not currently recovered through its infrastructure modernization tracker. The settlement also benefits customers by reducing base rates by approximately $23 million to reflect the impact of federal tax reform.

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Columbia Gas of Virginia filed a base rate case with the Virginia State Corporation Commission on August 28, 2018, seeking to recover costs associated with ongoing infrastructure investment programs and to incorporate changes from federal tax reform. If approved as filed, the request would increase annual revenues by $22.2 million, including $8 million of current infrastructure tracker revenue. The company has asked that new rates go into effect February 1, 2019. A commission order is expected in the second half of 2019.

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Columbia Gas of Massachusetts on September 19, 2018, withdrew its base rate case, which had been pending before the Massachusetts Department of Public Utilities, to focus on service restoration and assisting customers impacted by the September 13, 2018 incident in the Greater Lawrence area.

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A settlement of Columbia Gas of Maryland's base rate case remains pending before the Maryland Public Service Commission (PSC). The settlement supports continued replacement of gas pipelines and pipeline safety upgrades, and reflects the impact of federal tax reform. If approved as filed, the settlement is expected to increase annual revenues by $3.7 million. A PSC order is expected in the fourth quarter of 2018, with rates expected to be effective in November 2018. Also in Maryland, a five-year extension of the company's Strategic Infrastructure Development Enhancement Plan was approved by the PSC.

Electric Operations

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NIPSCO submitted its 2018 Integrated Resource Plan to the IURC on October 31, 2018. Consistent with what the company outlined for stakeholders, the plan calls for the retirement of nearly 80 percent of its remaining coal-fired generation in the next five years, and all coal generation to be retired within 10 years. The replacement plan is still being defined, but options point toward lower-cost renewable energy resources such as wind, solar and battery storage technology. The plan is consistent with the company's goal to transition to the most economical, cleanest electric supply mix available while maintaining the reliability, diversity and flexibility for technology and market changes.

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Also on October 31, 2018, NIPSCO filed an electric base rate case with the IURC. The request seeks changes to the company's depreciation schedules related to the early retirements of coal fired generation plants called for in the IRP, as well as changes in tariffs to provide service flexibility for industrial customers as they seek to remain competitive in the global marketplace. The proposal also reflects the impact of federal tax reform. If approved as filed, the request is expected to increase annual revenues by $21.4 million. An IURC order is anticipated in the third quarter of 2019, with rates effective in September 2019.

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NIPSCO's approximately $193 million Coal Combustion Residuals capital projects are progressing, and expected to be completed by the end of 2018. These projects include environmental upgrades at its generating facilities to meet current EPA standards. The IURC in December 2017 approved a settlement authorizing these projects and recovery of associated costs.

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NIPSCO continues to execute on its seven-year electric infrastructure modernization program, which includes enhancements to its electric transmission and distribution system designed to further improve system safety and reliability. The IURC-approved program represents approximately $1.25 billion of electric infrastructure investments expected to be made through 2022. A settlement was filed October 25, 2018 in NIPSCO's latest tracker update request, which remains pending before the IURC. It seeks a semi-annual incremental rate decrease of $11.2 million, due primarily to the pass back to customers of a $14.1 million base rate refund for the January through May 2018 period related to federal tax reform. An order is expected in the fourth quarter of 2018.

Additional information for the quarter ended September 30, 2018, is available on the Investors section of www.nisource.com, including segment and financial information and our presentation to be discussed at our third quarter 2018 earnings conference call scheduled for November 1, 2018 at 9:00 a.m. ET.

About NiSource
NiSource Inc. (NYSE: NI) is one of the largest fully-regulated utility companies in the United States, serving approximately 3.5 million natural gas customers and 500,000 electric customers across seven states through its local Columbia Gas and NIPSCO brands. Based in Merrillville, Indiana, NiSource’s approximately 8,000 employees are focused on safely delivering reliable and affordable energy to our customers and communities we serve. NiSource has been designated a World’s Most Ethical Company by the Ethisphere Institute since 2012 and is a member of the Dow Jones Sustainability - North America Index and was named by Forbes magazine as the top-rated utility among America's Best Large Employers in 2017. Additional information about NiSource, its investments in modern infrastructure and systems, its commitments and its local brands can be found at www.nisource.com. Follow us at www.facebook.com/nisource, www.linkedin.com/company/nisource or www.twitter.com/nisourceinc. NI-F

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws. Investors and prospective investors should understand that many factors govern whether any forward-looking statement contained herein will be or can be realized. Any one of those factors could cause actual results to differ materially from those projected. Examples of forward-looking statements in this press release include statements and expectations regarding NiSource’s or any of its subsidiaries' business, performance, growth, commitments, investment opportunities, and planned, identified, infrastructure or utility investments. All forward-looking statements are based on assumptions that management believes to be reasonable; however, there can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ materially from the projections, forecasts, estimates, plans, expectations and strategy discussed in this press release include, among other things, NiSource’s debt obligations; any changes in NiSource’s credit rating; NiSource’s ability to execute its growth strategy; changes in general economic, capital and commodity market conditions; pension funding obligations; economic regulation and the impact of regulatory rate reviews; NiSource's ability to obtain expected financial or regulatory outcomes; any damage to NiSource's reputation; compliance with environmental laws and the costs of associated liabilities; fluctuations in demand from residential and commercial customers; economic conditions of certain industries; the success of NIPSCO's electric generation strategy; the price of energy commodities and related transportation costs or an inability to obtain an adequate, reliable and cost-effective fuel supply to meet customer demands; the reliability of customers and suppliers to fulfill their payment and contractual obligations; potential impairments of goodwill or definite-lived intangible assets; changes in taxation and accounting principles; potential incidents and other operating risks associated with our business; impacts from the Greater Lawrence incident (including any changes in management's estimates or assumptions regarding financial impact, the timing and amount of insurance recoveries, the outcomes of governmental investigations, changes to state and federal legislation or regulation impacting our operating practices, and our ability to recover our costs through rates or offset them through operational or other cost savings); the impact of an aging infrastructure; the impact of climate change; potential cyber-attacks; construction risks and natural gas costs and supply risks; extreme weather conditions; the attraction and retention of a qualified work force; advances in technology; the ability of NiSource's subsidiaries to generate cash; tax liabilities associated with the separation of Columbia Pipeline Group, Inc.; NiSource’s ability to manage new initiatives and organizational changes; the performance of third-party suppliers and service providers; the availability of insurance to cover all significant losses and other matters set forth in Item 1A, "Risk Factors" section of NiSource’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in other filings with the Securities and Exchange Commission. A credit rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. In addition, dividends are subject to board approval. NiSource expressly disclaims any duty to update, supplement or amend any of its forward-looking statements contained in this press release, whether as a result of new information, subsequent events or otherwise, except as required by applicable law.

Regulation G Disclosure Statement
This press release includes financial results and guidance for NiSource with respect to net operating earnings available to common shareholders, which is a non-GAAP financial measure as defined by the SEC’s Regulation G. The company includes this measure because management believes it permits investors to view the company’s performance using the same tools that management uses and to better evaluate the company’s ongoing business performance. With respect to such guidance, it should be noted that there will likely be a difference between this measure and its GAAP equivalent due to various factors, including, but not limited to, fluctuations in weather, the impact of asset sales and impairments, and other items included in GAAP results. The company is not able to estimate the impact of such factors on GAAP earnings and, as such, is not providing earnings guidance on a GAAP basis.

Schedule 1 - Reconciliation of Consolidated Net Income (Loss) Available to Common Shareholders to Net Operating Earnings Available to Common Shareholders (Non-GAAP) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

(in millions, except per share amounts)	2018	2017	2018	2017
GAAP Net Income (Loss) Available to Common Shareholders	$(345.1)	$14.0	$(45.8)	$180.9
Adjustments to Operating Income (Loss):
Operating Revenues:
Weather - compared to normal	(11.4)	3.2	(21.9)	37.1
Operating Expenses:
Plant retirement costs(1)	—	—	3.3	1.5
IT service provider transition costs(2)	—	8.2	—	13.3
Greater Lawrence Incident(3)	451.6	—	451.6	—
(Gain) Loss on sale of assets and impairments, net	0.7	—	0.4	(0.1)
Total adjustments to operating income (loss)	440.9	11.4	433.4	51.8
Other Income (Deductions):
Greater Lawrence Incident - Charitable contribution(3)	10.3	—	10.3	—
Interest rate swap settlement gain	—	—	(21.2)	—
Loss on early extinguishment of long-term debt	33.0	—	45.5	111.5
Income Taxes:
Tax effect of above items	(103.8)	(2.1)	(100.8)	(57.0)
Total adjustments to net income (loss)	380.4	9.3	367.2	106.3
Net Operating Earnings Available to Common Shareholders (Non-GAAP)	$35.3	$23.3	$321.4	$287.2
Basic Average Common Shares Outstanding	363.9	331.1	352.1	326.7
GAAP Basic Earnings (Loss) Per Share	$(0.95)	$0.04	$(0.13)	$0.55
Adjustments to basic earnings (loss) per share	1.05	0.03	1.04	0.33
Non-GAAP Basic Net Operating Earnings Per Share	$0.10	$0.07	$0.91	$0.88
(1) Represents costs incurred associated with the planned retirement of Units 7 and 8 at Bailly Generating Station.
(2) Represents contract termination costs and external legal and consulting costs associated with termination of the IBM IT services agreement and the transition to a new multi-vendor strategy for IT service delivery.
(3) Represents costs incurred for estimated third-party claims and related other expenses as a result of the Greater Lawrence Incident.

Schedule 2 - Total Current Estimated Amounts of Costs and Expenses Related to the Greater Lawrence Incident

Cost or Expense	Total Current Estimated Amount(1) ($ in millions)
Capital Cost(2)	$135 - $165
Incident Related Expenses(3)
Third Party Claims-Related Expenses (4)	$415 - $450
Other Expenses(5)	$180 - $210
(1) Total estimated amount includes costs or expenses in the quarter ended September 30, 2018 and estimated expected expenses in future periods in the aggregate. Amounts shown are estimates made by management based on currently available information. Actual results may differ materially from these estimates as more information becomes available.
(2) Amount represents the estimated cost of replacing the entire affected 45-mile cast iron and bare steel gas pipeline system impacted in the Greater Lawrence incident with plastic distribution mains and service lines, as well as enhanced safety features such as pressure regulation and excess flow valves at each premise.
(3)These amounts are expected to be substantially paid through insurance recovery under insurance policies with an aggregate limit of $800 million, subject to certain policy limits, conditions and exclusions. The amount shown does not include fines, penalties, and settlements with governmental authorities, which cannot be estimated at this time and are not recoverable under insurance.
(4) Amount includes approximately $415 million of expenses recorded in the quarter ended September 30, 2018. Amount represents estimated third-party claims related to the Greater Lawrence incident, including personal injury and property damage claims, damage to infrastructure, and other damage claims, which include mutual aid payments to other utilities assisting with the restoration effort, gas-fueled appliance replacement and related services for impacted customers, temporary lodging for displaced customers, and claims-related legal fees. The total amount incurred will depend on the final outcome of open investigations and the number, nature, and value of third-party claims. The amount shown does not include damages for third-party business interruption claims, which are not estimable at this time.
(5) Amount shown includes other incident related expenses of approximately $45 million recorded in the quarter ended September 30, 2018. Amount represents certain consulting costs, administration costs, charitable contributions, and other labor and related expenses in connection with the incident.